UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  March 22, 2007

MUELLER WATER PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-131521	20-3547095
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Abernathy Road
Atlanta, Georgia 30328
(Address of Principal Executive Offices)

(770) 206-4200
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02.                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2007, Mueller Water Products, Inc. (the “Company”) adopted a retirement savings plan effective April 1, 2007 (the “Plan”) for the benefit of Gregory E. Hyland, the Company’s Chairman and Chief Executive Officer, as required under the Employment Agreement dated September 9, 2005, as amended (the “Employment Agreement”), between Mr. Hyland and Walter Industries, Inc. (“Walter”).  That Employment Agreement was assigned to and assumed by the Company on December 14, 2006 in connection with the completion of the Company’s spinoff from Walter.

The Plan is intended to constitute an unfunded plan of deferred compensation for Mr. Hyland.  Under the Plan, the Company will credit a bookkeeping account for Mr. Hyland with: (a) an initial contribution of $193,652, representing the amount of deferred compensation accrued for Mr. Hyland by Walter through December, 2006 (approximately $139,000, which will be paid to the Company from Walter), plus the amounts that would have been payable to such bookkeeping account by the Company through March 31, 2007; and (b) on a monthly basis from and after April 1, 2007, an amount equal to 10% of Mr. Hyland’s then current base salary.  The amounts credited to the Plan will bear interest at 120% of the long term applicable Federal rate until payment.

Upon termination of Mr. Hyland’s employment at the Company, other than for “Cause,” all deferred compensation under the Plan will be paid as a lump sum to Mr. Hyland or his designated beneficiary, subject to early withdrawal and deferral rights detailed in the Plan.  Upon a termination of employment for “Cause”, the entire Plan account will be forfeited.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits.

10.01	Mueller Water Products, Inc. Supplemental Defined Contribution Plan, effective April 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 27, 2007	MUELLER WATER PRODUCTS, INC.

	By:	/s/ ROBERT BARKER
Robert Barker
Executive Vice President, General Counsel, and Corporate Secretary